SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                                    00104Q107
             -----------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                AFC ENTERPRISES INC
             -----------------------------------------------------
                                 (CUSIP Number)

                               September 30, 2004
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)

Check the following box if a fee is being paid with this statement [].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00104Q107              13G                    Page 2  of 9 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       Morgan Stanley
       IRS  # 39-314-5972
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       The state of organization is Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             3,554,489
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       3,554,489
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,658,039
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.02%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IA, CO, HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00104Q107                13G                   Page 3  of 9  Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       Morgan Stanley Investment Advisors Inc.
       IRS # 13-3680016
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       The state of organization is Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             1,653,710
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       1,653,710
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,680,960
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.98%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   00104Q107              13G                    Page 4  of  9  Pages


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

      Morgan Stanley Investment Management Inc.
      IRS  #  13-3040307
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       The state of organization is Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             1,448,890
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       1,448,890
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,500,670
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.34%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00104Q107                   13G                   Page 5  of 9 Pages


Item 1.     (a)   Name of Issuer:
                  AFC ENTERPRISES INC
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  SIX CONCOUSE PARKWAY SUITE 1700
                  ATLANTA, GA 30328
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                  (a) Morgan Stanley
                  (b) Morgan Stanley Investment Advisors Inc.
                  (c) Morgan Stanley Investment Management Inc.
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                  (a) 1585 Broadway
                      New York, New York 10036

                  (b) 1221 Avenue of the Americas
                      New York, New York 10020

                  (c) 1221 Avenue of the Americas
                      New York, New York 10020
                  --------------------------------------------------------------
            (c)   Citizenship:

                  Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:
                  Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                  00104Q107
                  --------------------------------------------------------------

Item 3.           (a) Morgan Stanley is a parent holding company.

                  (b) Morgan Stanley Investment Advisors Inc. is an
                      Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

                  (c) Morgan Stanley Investment Management Inc. is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

CUSIP No. 00104Q107                13-G                   Page 6  of  9  Pages


Item 4.     Ownership.

            Incorporated by reference to Items (5) - (9) and (11) of the cover page.

            (a) Morgan Stanley is filing solely in its capacity as the parent company of, and indirect beneficial owner of securities held by, one of its business units.

Item 5.     Ownership of Five Percent or Less of a Class.

            Inapplicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Accounts managed on a discretionary basis by Morgan Stanley Investment Advisors Inc. and Morgan Stanley Investment Management Inc., a wholly owned subsidiary of Morgan Stanley, are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

            See item 4 (a)

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

Item 8.     Identification and Classification of Members of the Group.

Item 9.     Notice of Dissolution of Group.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No.  00104Q107                 13-G                   Page 7  of  9 Pages


                                   Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       October 11, 2004

Signature:  /s/ Dennine Bullard
            -----------------------------------------------------------------

Name/Title  Dennine Bullard /Executive Director, Morgan Stanley & Co. Inc.
            -----------------------------------------------------------------
            MORGAN STANLEY


Date:       October 11, 2004

Signature:  /s/ Carsten Otto
            -----------------------------------------------------------------

Name/Title  Carsten Otto /Executive Director, Morgan Stanley Investment
                          Advisors Inc.
            -----------------------------------------------------------------
            MORGAN STANLEY INVESTMENT ADVISORS INC.


Date:       October 11, 2004

Signature:  /s/ Carsten Otto
            -----------------------------------------------------------------

Name/Title  Carsten Otto /Executive Director, Morgan Stanley Investment
                          Management Inc.
            -----------------------------------------------------------------
            MORGAN STANLEY INVESTMENT MANAGEMENT INC.



                       INDEX TO EXHIBITS                               PAGE
                       -----------------                               ----

EXHIBIT 1       Agreement to Make a Joint Filing                         8

EXHIBIT 2       Secretary's Certificate Authorizing Dennine Bullard      9
                to Sign on behalf of Morgan Stanley


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Cusip No. 03237E108                    13G                  Page 8 of 9 Pages


                           EXHIBIT 1 TO SCHEDULE 13G
       ------------------------------------------------------------------


                                OCTOBER 11, 2004
       ------------------------------------------------------------------



          MORGAN STANLEY, MORGAN STANLEY INVESTMENT ADVISORS INC.

          and MORGAN STANLEY INVESTMENT MANAGEMENT INC.

          hereby agree that, unless differentiated, this

          Schedule 13G is filed on behalf of each of the parties.


          MORGAN STANLEY

BY:       /s/ Dennine Bullard
           ---------------------------------------------------------------------
          Dennine Bullard /Executive Director, Morgan Stanley & Co. Inc.

          MORGAN STANLEY INVESTMENT ADVISORS INC.

BY:       /s/ Carsten Otto
          --------------------------------------------------------------------
          Carsten Otto /Executive Director, Morgan Stanley Investment
                        Advisors Inc.

          MORGAN STANLEY INVESTMENT MANAGEMENT INC.

BY:       /s/ Carsten Otto
          --------------------------------------------------------------------
          Carsten Otto /Executive Director, Morgan Stanley Investment
                        Management Inc.

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                   EX-99.b
            SECRETARY'S CERTIFICATE


 CUSIP No.  00104Q107                    13-G                  Page 9 of 9 Pages

                                      EXHIBIT 1
                                ------------------

                                  MORGAN STANLEY

                             SECRETARY'S CERTIFICATE


         I, Charlene R. Herzer, a duly elected and Assistant Secretary of Morgan Stanley, a corporation organized and existing under the laws of the State of Delaware (the
         "Corporation"), certify as follows:


             (1) Donald G. Kempf, Jr. is the duly elected Executive Vice
                 President, Chief Legal Officer and Secretary of the
                 Corporation;

             (2) Pursuant to Section 7.01 of the Bylaws of the Corporation
                 and resolutions approved by the Board of Directors of the Corporation on September 25,1998, the Chief Legal Officer is authorized to enter into agreements and other instruments on behalf of the Corporation and may delegate such powers to others under his jurisdiction; and

             (3) Donald G. Kempf signed a Delegation of Authority as of
                 February 23, 2000, which authorized Dennine Bullard to sign reports to be filed under Section 13 and 16 of the Securities Exchange Act of 1934 on behalf of the Corporation. Such authorization is in full force and efect as of this date.

          IN WITNESS WHEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 5th day of February, 2003.

                                                ______________________________
                                                Charlene R. Herzer
                                                Assistant Secretary